FOR IMMEDIATE RELEASE CONTACT: Brett Chiles

(713) 529-0900

Equus Total Return, Inc. Announces

Year-End Net Asset Increase of 10.7%

HOUSTON, TX - March 31, 2008 - Equus Total Return, Inc. (NYSE: EQS) (the "Fund" or "Equus") today reported total net assets of $103.2 million, representing an increase in net assets of 10.7% after payment of cash dividends of $2.2 million during the year. Comparative data is summarized below (in thousands, except per share amounts):

	December 31, 2007	December 31, 2006

Net assets	$103,216	$93,236
Shares outstanding	8,401	8,164
Dividend per share	$0.50	$2.625
Net assets per share	$12.29	$11.42

NAV INCREASE. The net asset value of the Fund increased from approximately $93.2 million at the end of 2006 to approximately $103.2 million at December 31, 2007. Net capital gains of $5.3 million were realized from the sale or disposition of portfolio companies. Dividends totaling $4.1 million, or $0.50 per share (in cash or shares, as elected), were declared quarterly during 2007. The primary increase in net assets was due to the write-up of the Fund's investment in Infinia Corporation, a solar technology company, of approximately $17.7 million, which increased the Fund's net asset value by $2.11 per share.

REVISED DISTRIBUTION POLICY. In February 2008, the Fund revised its managed distribution policy to one which seeks to make quarterly distributions at an annualized rate equal to 10% of the Fund's market value of $6.31 at December 31, 2007.

NEW INVESTMENTS. New investments totaling $21.1 million were made in alternative energy, media, entertainment and leisure sectors. These are represented by Infinia Corporation, Equus Media Development Company, LLC, Big Apple Entertainment Partners LLC and Nickent Golf, Inc. The Fund also made eight follow-on investments in existing portfolio companies.

The Fund held approximately $31.0 million in cash at December 31, 2007, of which $17.3 million has been allocated for follow-on investment commitments. $10.6 million has been invested during the first quarter of 2008.

Kenneth I. Denos, Chief Executive Officer and President, commented, "We are pleased to report that Equus achieved the objectives of providing dividend income and capital appreciation to our shareholders in 2007.  We strive to create shareholder value by identifying and making investments that are consistent with these objectives and are representative of our 'twenty-first century trends' investment philosophy."

Equus Total Return, Inc. is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on Equus Total Return, Inc. may be obtained from Equus' website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund's filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.